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                                                             EXHIBIT 5












                             March 1, 1994






                                                        (212) 701-3000




Continental Homes Holding Corp.
7001 N. Scottsdale Road
Suite 2050
Scottsdale, Arizona  85253


               Re:  Registration Statement on Form S-3
                    of Continental Homes Holding Corp.
                    ---------------------------------

Gentlemen/Ladies:

          As counsel to Continental Homes Holding Corp. (the "Com-pany"), we have examined a copy of the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission on March 1, 1994 relating to the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of $35,000,000 aggregate principal amount of 12% Senior Notes due August 1, 1999 (the "Notes") of the Company. The Notes are proposed to be issued under an Indenture (the "Indenture") between the Company and First Fidelity Bank, National Association (formerly Fidelity Bank, National Association), as
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trustee (the "Trustee"), as amended by the first supplemental indenture thereto (the "Amendment").

          In rendering this opinion, we have reviewed such docu-ments, including documents and corporate records relating to the Company and the issuance and sale of the Notes covered by the Reg-istration Statement, and made such investigations as we have deemed appropriate for purposes of rendering this opinion.
In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original or cer-tified documents of all copies submitted to us as conformed, pho-tostatic or other copies. As to matters of fact which have not been independently established, we have relied upon representa-tions of officers of the Company.

          Based upon the foregoing examination, information sup-plied and assumptions, it is our opinion that (subject to compli-ance with the pertinent provisions of the Act and to compliance with such securities or "blue sky" laws of any jurisdictions as may be applicable) when the Amendment has been duly executed and delivered by the proper officers of the Company and the Trustee, and when the Notes have been duly executed, authenticated, regis-tered, issued and delivered in accordance with the terms of the Indenture and the Amendment, the Notes will constitute valid and binding obligations of the Company, enforceable against the Com-pany in accordance with their terms and entitled to the benefits of the Indenture, except that (a) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reor-ganization, moratorium or other similar laws hereinafter in effect relating to creditors' and debtors' rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any pro-ceedings therefor may be brought.

          We hereby consent to the reference to our firm in the Registration Statement under the Prospectus caption "Legal Mat-ters," and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,